SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) Dec.28th, 2009

Great Wall Builders Ltd.,
(Exact name of registrant as specified in its charter)

Texas	333-153182	71-1051037
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2620 Fountainview #115B
Houston, Texas 77057
(Address of principal executive offices)

(281)-575-0636
Registrant's telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐ Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13-e4(c)

Section 8.OTHER EVENTS

Item 8.01 Other Events

On December 28th, 2009, we are pleased to annouce the signing of a Letter of Intent for merger and/or acquisition with Zeytinia Stores ( " GMV Group Inc.,"). www.Zeytinia.com. Both parties will conducted their own Due Diligence within 30 days. A definitive Agreement will be finalized when both parties satisfied to the terms and conditions of the transaction.

Zeytinia stores ( GMV Group Inc.,) is a consortium of seven (7) high-end and very profitable supermarkets located in affluent communities in New York, New Jersey, and Connecticut. The New York communities in which the stores operate are Croton-on-the Hudson, Tribeca, and the Financial District in Manhattan; the New Jersey communities are Englewood, Oakland, and Atlantic City; and Wilton is the Connecticut community. Five (5) of the stores operate under the name "Zeytinia"; while the Tribeca, NY (Manhattan) store operates under the name "Amish Market"; and the Financial District (Manhattan) store operates under the name "Zeytuna". The Zeytinia Stores ( GMV Groups Inc.,) has an exciting business plan to expand its operation when it achieved its goals to list at NYSE or NASDAQ. According to the Consortium's projection, within five (5) years the number of stores will increase to at least twenty-one (21) and will operate in selected affluent communities throughout the eastern United States.

According to the financials of Zeytinia Stores ( GMV Group Inc.,), it has an average of 365 employees, its 2008-2009 revenue was approximately $44 million, its gross profit margin was 47.96%. The Net Operating profit was approximately $10 million.

We are pleased to work with Zeytinia Store ( GMV Group Inc.) to achieve our mutually inspiring goal for listing at NYSE or NASDAQ. Said, Tian Jia, CEO of Great Wall Builders Ltd., www.greatwallbuilder.com.cn

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Great Wall Builders Ltd.,

/s/ Tian Jia
Chief Executive Officer &
Chief Financial Officer
Dec.28th, 2009